Exhibit 99.1

News Release

Media		Analysts		Corporate Affairs
Ken Herz	Ron Gruendl	Steve Lackey	Andy Clark	One Mellon Center
(412) 234-0850	(412) 234-7157	(412) 234-5601	(412) 234-4633	Pittsburgh, PA 15258-0001

FOR IMMEDIATE RELEASE

MELLON FINANCIAL TO SELL HR CONSULTING AND OUTSOURCING BUSINESSES TO ACS;

WILL REINVEST IN GROWTH BUSINESSES

PITTSBURGH, March 16, 2005 – Mellon Financial Corporation today announced that it has signed a definitive agreement to sell the Human Resources consulting and outsourcing businesses of its Human Resources & Investor Solutions (HR&IS) sector to Affiliated Computer Services, Inc. (ACS). Mellon will retain its shareholder services group, Mellon Investor Services, which is the recognized leader in the investor services industry today and where Mellon has operated successfully for more than a century. The transaction, scheduled to close by the end of the second quarter of 2005, has been approved by the Boards of Directors of both companies and is subject to regulatory approval and usual closing conditions. Terms call for Mellon to receive $445 million in cash. Under the terms of the transaction, Mellon will adopt discontinued operations accounting for the businesses sold and record an after-tax loss in the first half of 2005 from discontinued operations of approximately $75 million, including disposal costs.

Proceeds from the transaction will be used to enhance shareholder value by making internal investments to further grow Mellon’s remaining core businesses and to provide Mellon with additional financial flexibility to pursue growth opportunities in these businesses. In addition, the transaction enhances even further Mellon’s strong capital position.

“We will now be more focused on and seek more opportunities to expand our Institutional Asset Management, Mutual Funds, Private Wealth Management, Asset Servicing, and Payment Solutions & Investor Services businesses, where we have more than $4 trillion under management, administration and custody,” said Martin G. McGuinn, Mellon Chairman and Chief Executive Officer.

“Mellon has made significant progress in repositioning the HR consulting and outsourcing businesses for improved profitability and growth. However, these businesses will benefit from ACS, an organization devoted solely to the business process and information technology outsourcing industry,” McGuinn said. “This decision was reached after thoroughly reviewing these businesses. We then balanced those findings with the investments required to compete successfully in those businesses with the resources required to build on the strong positions of our other core businesses and achieve our long-term growth goals.”

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Mellon to Sell HR Consulting and Outsourcing Businesses to ACS

March 16, 2005

“ACS is extremely focused on the ever-growing human resources outsourcing market and we’re very determined to maintain our leadership position within it,” said Jeff Rich, Chief Executive Officer of ACS. “Not only are we gaining nearly 4,000 talented subject matter experts and an expansive roster of blue-chip clients, we’re also bringing in an organization that is a good fit for our company culturally.”

McGuinn said Mellon Investor Services (MIS) is closely aligned with the Corporation’s other core processing businesses of asset servicing and cash management. “MIS provides Mellon with a considerable level of cross-sell opportunities, and because of competitor consolidation and the excellent reputation for quality service, we have a solid pipeline of new business opportunities,” he said. MIS currently services some 1,300 companies and about 20 million shareholder accounts.

MIS will be part of Mellon’s new Payment Solutions & Investor Services sector, which will be headed by James D. Aramanda, a Mellon vice chairman who previously headed the HR&IS sector. Julian Clark will continue to oversee the investor services business. Also in the sector are Mellon Global Cash Management, the top-rated cash management provider for quality, and the recently-acquired SourceNet Solutions, one of the country’s leading providers of finance and accounting business process outsourcing (BPO) services, both managed by Robert W. Stasik. Another business in the sector is Mellon Financial Markets, the Corporation’s full-service broker-dealer subsidiary, which is managed by Stephen Cobain.

Along with offering employment to virtually all of the nearly 4,000 employees in Mellon’s HR consulting and outsourcing businesses, ACS also is acquiring the operations and infrastructure associated with those businesses. In addition, ACS will purchase or assume leases on substantially all facilities included in the transaction, including several call centers.

Mellon will hold a conference call and audio webcast to discuss the transaction on Wednesday, March 16, beginning at 10:30 a.m. EST. The presentation will include forward-looking information and may include other material information. Persons wishing to access the conference call and webcast may do so by dialing (888) 466-9857 (U.S.) and (847) 619-6150 (international), or by logging on to www.mellon.com. A series of graphics related to the sale of Mellon’s HR consulting and outsourcing businesses will be available at www.mellon.com beginning at approximately 8:30 a.m. EST on Wednesday, March 16. Replays of the conference call and webcast will be available beginning Wednesday, March 16 at approximately 5 p.m. EST, and will remain available until 5 p.m. EST on Wednesday, March 30.

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Mellon to Sell HR Consulting and Outsourcing Businesses to ACS

March 16, 2005

This press release contains statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the use of proceeds from the announced transaction. These forward-looking statements, and other forward-looking statements contained in other public disclosures of the Corporation which make reference to the cautionary factors contained in this press release, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, risks and uncertainties detailed in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 and in subsequent reports filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements speak only as of March 16, 2005, and the Corporation undertakes no obligation to update any statement to reflect events or circumstances after March 16, 2005 or to reflect the occurrence of unanticipated events.

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